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                                                                Exhibit 99.1

Thursday February 17, 12:00 pm Eastern Time

Company Press Release

U.S.A. Floral Products, Inc. Announces
Resignation of Robert J. Poirier, Chairman

WASHINGTON--(BUSINESS WIRE)--Feb. 17, 2000--U.S.A. Floral Products, Inc. (Nasdaq:ROSI-news) announced today that its co-founder, Robert J. Poirier, has
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notified the Board of Directors of his intention to step down as Chairman, effective March 1, 2000.

Mr. Poirier will continue to be involved with U.S.A. Floral in an advisory capacity in the area of internet strategy.

In January, Michael Broomfield, the former Chief Operating Officer of Giant Food, began his tenure as Chief Executive Officer. Commenting on the news, Mr. Broomfield stated, "We appreciate Mr. Poirier's efforts on behalf of U.S.A. Floral Products, particularly his vision to consolidate the floral industry's distribution system. Building on that premise, we now believe that the company is positioned to draw value from systems integration, market innovation, and economies of scale."

Founded in April 1997, U.S.A. Floral Products is the world's largest floral supplier. The Company was formed to create a fully-integrated international floral product distribution business. U.S.A. Floral Products engages primarily in the importation and wholesale distribution of floral and floral-related products. The Company also provides pre-packaged floral bouquets and arrangements to retail florists and mass market retailers, engages in brokerage services for wholesalers of both international and domestic cut flowers, and provides floral fulfillment and shipping services to direct shippers.

Contact:

   G. Andrew Cooke
   Vice President of Finance
   202/333-0800